Exhibit 23.02

Consent of Independent Registered Public Accounting Firm

The Board of Directors
R.J. O’Brien Fund Management, LLC:

We consent to the use of our report dated March 27, 2009, with respect to the statements of financial condition of R.J. O’Brien Fund Management, LLC as of December 31, 2008 and 2007, and the related statements of operations, changes in stockholder’s/member’s equity and cash flows for the years then ended, included in the attached Form 8-K which is incorporated by reference into the Post Effective Amendment No. 4 to Form S-1 of RJO Global Trust.

/s/ KPMG LLP
Chicago, Illinois
March 30, 2009